Exhibit 10.12

Supply Contract

The following agreement has been concluded by and between SUNG JIN TECH CO., LTD. 8-1, Jookgok-ri, Jinyoung, Gimhae,Korea, 621-801 (hereinafter together referred to as “SUNG JIN TECH” ).

and

Shandong Hongli Special Section Tube, company registration no. 370725228001660, with its registered office in No.3, Changle economic techonomic development zone, Shandong, China and its global subsidiaries and affiliates (hereinafter referred to as the “SUPPLIER”).

SUNG JIN TECH and the SUPPLIER are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

This Agreement has been entered into between SUNG JIN TECH and SUPPLIER and shall for the Parties constitute a part of the “Framework Agreement for Deliveries to SUNG 」 IN TECH”, including all the appendices thereto (together constituting the Purchase Agreement) entered into between AB SUNG JIN TECH and the SUPPLIER on 2014-07-23.

This Agreement establishes the agreed price structure and the quality and delivery performance expectations for all the Parts which SUPPLIER may supply to SUNG JIN TEC H and SUNG JIN TECH buys from SUPPLIER.

Objectives

SUNG JIN TECH and the SUPPLIER agree to cooperate in order to achieve a continuous improvement of quality, delivery and cost with the goal of zero defect, 100% delivery precision and year on year cost improvements.

Definition

For the purposes of this agreement,

“Cost(s)” means landed costs including but not limited to raw materials, labor costs, process costs , factory overheads, costs of poor quality, complete shipping costs, customs duties, tariffs, taxes, insurance, currency conversion, amortization.

“Delivery Schedule” (which contains Orders and forecast) has the same meaning as Delivery Plan as defined in SUNG JIN TECH’s General Purchasing Conditions, June 2011 (“SUNG JIN TECH’s General Purchasing Conditions”).

“Firm Time” is the period of time of the Delivery Schedules which is firm and binding for SUNG JIN TECH and includes the firm requests for delivery mentioned in Section 8.1 of SUNG 」 IN TECH’s General Purchasing Conditions.

“Warranty Routines Agreement” shall mean the SUNG JIN TECH Construction Equipment warranty routines agreement in its template form or as specifically agreed with the SUPP LIER.

If not stated differently in this Agreement any term used shall have the meaning as stipulated in SUNG」IN TECH’ s General Purchasing Conditions.

1.	Costs

1.1	Cost Breakdown

SUPPLIER will supply a complete Cost breakdown (including but not limited to labor, material, and amortization) .

1.2	Productivity and Cost rationalisation

SUNG JIN TECH and the SUPPLIER will actively work together to reduce Costs to the benefit of both Parties.

To achieve this, SUNG JIN TECH agrees to share the necessary technical knowledge and documentation, and consult the SUPPLIER, where appropriate in the early stages of Product development. The SUPPLIER will make proposals to improve the Part s’ design and Cost. The SUPPLIER shall develop eff iciency programs to remove waste resulting in continuous Cost improvements.

1.3	Price Development

The Parties have agreed to the following price development to be implemented at specific times as stipulated in the table below.

Validity period (valid from)	2018/09/01	2019/09/01	2020/ 09/ 01
Purchase Price of the previous year	-2%	2%	-2%

Any other changes of the price than those stated in the table above shall not be valid unless agreed between the parties in writing. After the last change in line with the table above has been made the price will be unchanged until otherwise agreed in writing.

1.4	Price Validity

The prices are valid under the following conditions:

●	The Parts shall be packed in standard SUNG JIN TECH packaging material (VEMB), unless otherwise agreed between SUNG 」IN TECH and SUPPLIER.

●	Delivery terms are those stated in SUNG JIN TECH ’ s General Purchasing Conditions.

1.5	Component part Price

The aggregate price of all basic components of any Part shall not exceed the price of the Part it together constitutes, excluding additional packaging costs. When the unit price of the bigger Part changes, the price of each basic component shall change accordingly.

1.6	Aftermarket Price

Purchasing price will be the same for Parts independent of if they are delivered to serial production or delivered as spare parts, for the time period the Part is running in serial production. When the Part is phased out from serial production, price may be subject to mutual review. Agreement on commercially reasonable prices on such one occasion will reflect the new circumstance. After such one-time revision, the price for such Part will continue to follow the terms of the Purchase Agreement.

1.7	Raw Materials Clause

When raw materials represent more than 50% of the price of the component, any significant Cost changes that SUPPLIER incurs due to changes in raw material prices will be reflected in the Part price in accordance with Appendix 2.

For the purposes of this clause, raw materials include steel/rubber used for the manufacture of the Part but not any Costs associated with processing, such as energy, labor costs, taxes and other fees, general inflation etc.

1.8	Payment Terms

Unless otherwise is prescribed in mandatory legislation in relevant jurisdiction, payment shall be made three (3) months after the end of the month in which the invoice was received by SUNG JIN TECH or the Parts were delivered, whichever is later.

2.	Quality

2.1	Quality Cooperation

SUNG JIN TECH and the SUPPLIER will actively work together to eliminate the causes of Defective Parts. To achieve this, where SUNG JIN TECH has design responsibility, SUNG JIN TECH will provide necessary drawings and technical specifications, and where appropriate involve the SUPPLIER in the early stages of Product development. However, Supplier shall in any case ensure it has obtained all relevant information which it needs and which is affecting the Part (including but not limited to considering the intended use of the Part). For all Parts in serial production, SUNG JIN TECH will provide quality performance data to support the SUPPLIER’s root cause analysis. The SUPPLIER shall continue to develop its quality assurance process to improve process capability and remove waste, resulting in continuous quality improvements.

The SUPPLIER agrees that its quality assurance system, including change management process will remain certified with ISO 9000 and that its shop floor based quality management will continuously comply and/or exceed all such requirements, and utilize this to drive zero defect and continuous improvement.

The SUPPLIER agrees to establish appropriate quality Key Performance Indicators (“ KPI ” ) specifically relating to the Parts and commits to continuously make proposals and take actions to improve the quality defect levels set out below.

The Parties have agreed the following maximum quality defect level at specific times as stipulated in the table below.

Validity period (valid from)	2017/09/01	2018/09/ 01	2019/09/01	2020/09/01
Zero Hours PPM (rolling 3 months}	500	500	500	500
Field issues (rolling 6 months)

2.2	Warranty

SUPPLIER warrants the Parts for a period of two (2) years from the date the Parts are delivered to the end-user in accordance with SUNG JIN TECH’s General Purchasing Conditions and the Warranty Routines Agreement.

2.3	Defect Management

In case SUPPLIER has delivered a Defective Part SUNG JIN TECH shall be entitled to demand immediate rectification or immediate delivery of replacement Parts in accordance with SUNG JIN TECH’ s General Purchasing Conditions and the Warranty Routines Agreement. When such a situation occurs, SUPPLIER shall perform a root cause analysis and implement relevant corrective actions.

If due to a delivery of a Defective Part SUNG JIN TECH considers it necessary to inspect all Parts of the same kind delivered by the SUPPLIER, SUNG JIN TECH shall be entitled to give the SUPPLIER notice thereof to and make such inspection at the SUPPLIER’s expense and without awaiting the SUPPLIER’s approval.

2.4	Consequences of quality improvement failures

In case the Parts Per Million (PPM) result is a higher number than the maximum quality defect level, SUPPLIER will escalate the issue to its site management, and will without delay provide documentation including root cause analysis and propose relevant corrective actions to increase the quality performance in line with the levels set out in 2.1 above and implement such corrective actions .

The progress of the corrective actions must be reviewed and approved by SUPPLIER’s senior management. SUNG JIN TECH may request the SUPPLIER to share and/ or present the results of such review.

If SUPPLIER is not successful in bringing the delivered quality in line with the agreed maximum quality defect level then, at the completion of the calendar year, measured Jan-Dec, SUNG JIN TECH shall be entitled to request the SUPPLIER to pay a penalty of an amount equal to 2 % of the SUPPLIER’s turnover during the preceding calendar year for the calendar month that show a PPM result that is a higher number than the agreed maximum quality defect level for the preceding calendar year.

3.	Delivery

3.1	Delivery Cooperation

SUNG JIN TECH and the SUPPLIER will actively work together to increase the delivery precision of Parts. To achieve this SUNG JIN TECH will provide Delivery Schedules containing firm Orders and forecasts. SUNG JIN TECH will provide delivery information through EDI.

SUPPLIER will install a flexible manufacturing system in line with SUNG JIN TECH’s forecast and Order quantities. This includes a comprehensive capacity management system and delivery KPls specifically relating to the delivery and supply performance of the Parts supplied to SUNG JIN TECH.

SUPPLIER will deploy action plans to achieve the minimum delivery performance requirements set out below and commits to continuously make proposals and take action to shorten the production and supply lead times of the Parts production and supply chain.

The Parties agree to the following minimum delivery performance requirements at specific times as stipulated in the tables below.

Validity period (valid from)	2017	2018	2019	2020
Delivery Precision	95%	96%	97%	98%

Validity period (valid from)	2017/09/01	2018/09/01	2019/ 09/01	2020/09/01
Trade-Off Period (calendar days}	14	14	14	14
Firm Time (working days)

3.2	Trade-Off Period

The “Trade-Off Period” is the time period during which the SUPPLIER has SUNG」IN TECH’s approval to purchase the raw materials necessary for producing the forecast and firm Orders of Parts to be supplied to SUNG JIN TECH.

In the event that SUNG JIN TECH cancels the forecasted quantity with in the specified Trade -Off Period, SUNG JIN TECH will compensate SUPPLIER for all reasonable material costs only. In calculating such costs the SUPPLIER shall not receive compensation to the extent that the Part - or components semi-manufactured items or raw materials intended for it - can be used for other deliveries to SUNG JIN TECH or another party, or for another purpose. SUNG JIN TECH’s obligation to compensate for cancellations is conditional upon the SUPPLIER submitting specified claims for compensation in writing not later than six (6) weeks after the cancelation.

In line with the above and to avoid any misunderstanding, SUNG JIN TECH will not in case of a cancellation as referred to above compensate the SUPPLIER for any cost for processing or pre manufacturing of raw material performed unless expressly agreed in writing between SUNG JIN TECH and the SUPPLIER.

3.3	Procurement Principles

Procurement principles will be decided by SUNG JIN TECH after evaluation of the supply chain capability and consultation with the SUPPLIER. The procurement principles will be chosen from a standard set of SUNG JIN TECH methods. The methods are based on replenishment pull (Kanban & Re-order point), sequenced pull (sequence set/kit or single item), push (MRP) and two enabling procurement methods (VMI - Vendor Managed Inventory and LDS - Long Distance Supply). Detailed information is found in the Delivery Manual at SUNG JIN TECH’s Supplier Portal.

3.4	Delivery Schedules

The Delivery Schedule is to be seen as valid upon receipt by SUPPLIER and surpasses any previously received Delivery Schedule. SUPPLIER shall immediately inform SUNG JIN TECH if there is a risk of non-compliance with the most recent Delivery Schedule issued by SUNG JIN TECH. For the avoidance of doubt, such action must be taken maximum 24 hours after receipt of the Delivery Schedule.

If agreed by SUNG JIN TECH, requests for deliveries on days when the SUPPLIER facilities are closed due to, for example, National holidays, vacations etc. may be delivered on the previous pick up day.

3.5	Delivery management

SUPPLIER shall deliver on time the correct quantity and identification in accordance with agreed delivery terms/special supply instructions. On-time deliveries are those that are dispatched or delivered on the date specified by SUNG JIN TEC H. SUPPLIER shall comply with SUNG JIN TECH transport instructions.

In case of non-conforming deliveries SUNG JIN TECH shall be entitled to demand immediate rectification and the SUPPLIER shall compensate SUNG JIN TECH for all Costs. For the avoidance of doubt, SUNG JIN TECH will have the right to request the implementation of corrective actions and organize additional transportation for replacement Parts. All expenses connected with non conforming deliveries shall be borne by the SUPPLIER.

When implementing corrective actions, SUPPLIER shall provide replacement Parts, root cause analysis and countermeasure documentation.

3.6	Consequences of delivery improvement failures

In case the delivery precision is a lower number than the minimum delivery performance requirements, SUPPLIER will escalate the issue to its site management, and will without delay provide documentation including root cause analysis and propose relevant corrective actions to increase the delivery precision of the Parts to a level that is in line with the agreed levels set out in

3.1	above and implement such corrective actions.

The progress of the corrective actions must be reviewed and approved by SUPPLIER’ s senior management. SUNG JIN TECH may request the SUPPLIER to share and/or present the results of such review.

If SUPPLIER is not successful in bringing the delivery performance in line with the agreed minimum delivery performance requirements then, at the completion of the calendar year, measured 」 an-Dec, SUNG JIN TECH shall be entitled to request the SUPPLIER to pay a penalty of an amount equal to 2 % of the SUPPLIER’s turnover for the preceding calendar year for the calendar month that show a delivery precision performance result that is a smaller number than the agreed minimum delivery performance requirement for the preceding calendar year.

3.7	Inventory Management

As a combined indicator for SUPPLIER’s lead time and delivery precision, SUNG JIN TECH will measure the inventory held in its premises. This measurement is known as ITO (Inventory Turn-over) and calculates the number of times SUPPLIER’s inventory on SUNG JIN TECH premises can be used to cover the yearly demand. ITO must be as high as possible with a minimum of 20 times per year.

3.8	Transport and Packaging

SUNG JIN TECH shall have the right to decide transport frequency and package material to meet the requirements defined by the SUNG JIN TECH assembly lines.

For Free Carrier (FCA) supplier premises shipments and or extended versions of FCA, SUPPLIER must book the transport through SUNG JIN TECH Group Logistics Services using the system specified by SUNG」IN TECH .

SUPPLIER must comply with the specific packaging and labelling instructions issued by SUNG JIN TEC H. General standard packaging ordering and labelling instruction ns are found in the ‘Delivery Manual in the SUNG JIN TECH Supplier Portal’.

4.	SUNG JIN TECH charge back routine

The SUPPLIER shall compensate SUNG JIN TECH for all Costs arising out of or relating to its non-compliance with quality specifications or delivery instructions; including but not limited to: additional handling, transportation, rejection, inspection and rework costs incurred by SUNG JIN TECH or an appointed third party ;and loss of production an ‘factory overhead’ costs .

The above list is not exhaustive and provides only examples of categories of costs that may be claimed by SUNG JIN TECH.

5.	Forecast and Capacity management

5.1	Forecast

SUNG JIN TECH will provide SUPPLIER with forecasts of an agreed forecast length, in general 12 months rolling, by EDI or other agreed means of integrated business communication. SUPPLIER is responsible for sharing the latest updated information with all of its suppliers and subcontractors.

5.2.	Supply and capacity flexibility

Any quantity included in the Delivery Schedule that exceeds what is a firm request for delivery of Parts shall be considered a forecast only and shall not be binding on SUNG JIN TECH. However, the SUPPLIER is obliged to maintain such production and delivery capacity so that deliveries can be made in accordance with the forecast quantity in the Delivery Schedule.

SUPPLIER shall establish and maintain a manufacturing and supply process enabling SUPPLIER to manage volume increases in both the short and long term. The intent is that the Parties will establish SUPPLIER’s minimum obligation as regards supply and capacity flexibility for volume increases in accordance with past (weekly, monthly or quarterly basis) market fluctuations.

If SUNG」IN TECH’s Delivery Schedule goes beyond the agreed SUPPLIER’ s minimum supply flexibility mentioned above and SUPPLIER identifies any risk of non-conformity with supplying what the Delivery Schedule states, SUPPLIER shall communicate without delay, within a maximum of 24 hours of receiving the Delivery Schedule. The Parties shall then enter into discussion on how the situation should be solved and SUPPLIER shall without delay implement relevant mitigation actions. If the Supplier is unable to meet SUNG JIN TECH’s need for the Parts, the Supplier shall find alternative supplies for SUNG JIN TECH in consultation with SUNG JIN TECH. Actual procurement from the alternative supplier is subject to SUNG JIN TECH’s final written approval.

6.	Communication

If either Party suspects that their effective communication is at risk, they must inform the other immediately within a maximum of 24 hours.

7.	General additional contractual obligations

This Agreement shall not restrict or relieve the Parties of their obligations stipulated in other parts of the Purchase Agreement or relieve the Parties from any consequences of poor performance and/or other liabilities stipulated in other parts of the Purchase Agreement.

This agreement has been executed in 2 originals of which the parties have taken one each.

Date: July 23, 2014	Date: July 23, 2014

Purchasing & Supplier Management	General Manager
SUNG JIN TECH CO.,LTD.

/s/ Dongyeek Park	/s/ Jie Liu
Dongyeek Park	Jie Liu

PURCHASE ORDER

Order No.: Hongli-C-_____

Date:___________

Goods receiving address				Supplier address
SUNG JIN TECH CO., LTD 8-1, Jookgok-ri, Jinyoung, Gimhae Korea, 621-801				Shandong Hongli Special Section Tube CO., Ltd Changle County, Weifang China
Invoice Address				Currency		USD
Same as above				Terms of Delivery		FOB
				Terms of Payment		90 days after B/L date
No.	Part Number	Part Name	Type	Quantity (pcs)	Unit Price	Net Amount
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
Grand Total
Remark 1 Shipping method: Ocean Nomination vendor:				Remark 2 Our part no. & purchase no. must be clearly indicated on the delivery note and the invoice. We require the order confirmation by return E-mail. Request dispatch date： [date]
Issued by [Name and Signature of SUNG JIN TECH CO., LTD]				Confirmed by [Signature of Shandong Hongli Special Section Tube Co., Ltd.]